EXHIBIT 99.1

Biocept Reports First Quarter 2019 Financial Results

•	Revenues increased 27% compared to the first quarter of 2018
•	Billable samples grew 7% year over year, and increased 23% vs. the fourth quarter of 2018
•	Commercial gains driven primarily by broadened pathology partnership service
•	Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (May 8, 2019) – Biocept, Inc. (NASDAQ: BIOC), a leading commercial provider of liquid biopsy tests designed to provide physicians with clinically actionable information to improve the outcomes of cancer patients, reports financial results for the three months ended March 31, 2019 and provides an update on its business progress.

“I am pleased to report that we grew our billable samples over the same period last year and on a sequential basis, increasing revenue growth as we executed on our commercial strategy,” said Michael Nall, President and CEO of Biocept.  “Among the key contributors to our growth was broadening our EmpowerTC™ pathology partnership service to include new biomarkers for use by urologists and uropathologists to aid in the treatment of prostate cancer.  EmpowerTC™ ensures that local hospitals and physician practices remain in the critical path of the patient care continuum by enabling them to interpret cutting-edge liquid biopsy test results processed in our laboratory.”

“We also saw an increase in physician usage of our liquid biopsy tests for breast cancer monitoring using circulating tumor cells (CTCs), which differentiate Biocept from other liquid biopsy companies. In addition, we recognized initial revenue from our research-use-only (RUO) kits, which we launched in January. To broaden future usage of these kits we are applying for the CE mark in Europe, which we expect to receive in the second half of this year.”

“I’m also happy to announce the commercial launch of Target Selector™ NGS Lung, our multi-gene liquid biopsy panel specifically developed to detect and monitor actionable biomarkers associated with lung cancer. This panel was developed under our collaboration with Thermo Fisher Scientific, and combines our expertise in liquid biopsy with Thermo Fisher’s next-generation sequencing panel and informatics technology. Biocept is differentiated as the only commercial liquid biopsy provider that offers single-biomarker testing, tumor-specific panels, and CTC analysis. We expect the data generated from this panel, as well as our other liquid biopsy offerings to strengthen our collaboration with artificial intelligence solutions provider Prognos Health,” he added.

Review of First Quarter and Recent Highlights

Commercial Business

•

Launched expanded pathology partnership service, EmpowerTC™, with additional prognostic and predictive biomarker tests to enable urology and uropathology practices to perform liquid biopsy testing and interpret results generated in Biocept’s certified CLIA laboratory.

•	Announced the availability of RUO kits, which enable molecular laboratories around the world to utilize Target Selector™ circulating tumor DNA (ctDNA) assays to perform liquid biopsy testing.

Collaborations

•

Announced a collaboration with Providence St. Joseph Health, Southern California, and its wholly owned affiliates Providence Saint John’s Health Center and John Wayne Cancer Institute, to conduct a study to validate the use of cerebrospinal fluid with the Target Selector™ platform.

•

Entered into an agreement with Agiomix FZ-LLC, a provider of genomics sample and bioinformatics services for research and clinical applications, to validate and purchase Biocept’s Target Selector™ RUO kits for use in its laboratory.

Industry Conferences and Study Results

•

Announced the publication of case studies in the peer-reviewed journal, Clinics in Oncology, demonstrating the clinical utility of Target Selector™ testing in the management of patients diagnosed with advanced non-small cell lung cancer.

•

Presented a poster at the 2019 American Association for Cancer Research Annual Meeting demonstrating the ability of our Target Selector™ assay to detect ESR1 mutations with high sensitivity, resulting in inclusion of the test in a clinical trial sponsored by a major pharmaceutical company.

Intellectual Property

•

Obtained a patent in Japan covering the use of microchannels for the capture and detection of any target of interest, including proteins and nucleic acids, as well as the capture of cancer or other rare cells that can be used for molecular analysis in blood and other biological fluids.

Corporate

•	Raised approximately $17 million in aggregate net proceeds through two registered direct financings and an underwritten public offering.

First Quarter Financial Results

Revenues for the first quarter of 2019 were $1.0 million and included $976,000 in commercial test revenue, $42,000 in development services test revenue, and $6,000 in other revenue. This compares with revenues of $807,000 for the first quarter of 2018, which included $762,000 in commercial test revenue and $45,000 in development services test revenue.

Biocept accessioned 1,325 total samples in the first quarter of 2019, a 13% increase compared with 1,170 total samples in the first quarter of 2018. Total accessions include billable samples and samples from research activities, assay validations, and other non-billable sources. The Company accessioned 1,155 billable samples in the first quarter of 2019, a 7% increase compared with 1,084 billable samples in the first quarter of 2018.

Cost of revenues for the first quarter of 2019 was $2.6 million compared with $2.4 million for the first quarter of 2018.  The increase was due to an increase in materials cost due to higher test volumes.

Research and development expenses for the first quarter of 2019 were $1.2 million compared with $1.1 million for the first quarter of 2018, with the increase due primarily to costs associated with the development of new individual assays and automation, as well as validation of our Target Selector™ NGS Lung assay panel under the collaboration with Thermo Fisher Scientific.

General and administrative expenses for the first quarter of 2019 were $1.7 million versus $1.9 million for the first quarter of 2018, and sales and marketing expenses for the first quarter of 2019 were $1.4 million, versus $1.6 million for the first quarter of 2018. The decreases in both general and administrative expenses and sales and marketing expenses reflect the Company’s cost containment initiatives.

The net loss for the first quarter of 2019 was $5.9 million, or $0.61 per share on 9.8 million weighted-average shares outstanding. This compares with a net loss for the first quarter of 2018 of $6.4 million, or $3.33 per share on 1.9 million weighted-average shares outstanding.

Biocept reported cash and cash equivalents as of March 31, 2019 of $14.8 million, compared with $3.4 million as of December 31, 2018, with the increase due to equity capital raises conducted in the first quarter of 2019.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. A replay of the webcast will be available for 90 days.

A replay of the call will be available for 48 hours following its conclusion and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10130332.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma.  The Company uses its proprietary liquid biopsy technology to provide physicians with information for treating and monitoring patients diagnosed with cancer. The Company's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in plasma (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient's disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability to provide physicians with clinically actionable information to improve the outcomes of cancer patients, our ability to grow our business and drive adoption of our products, our ability to broaden the future usage of our RUO kits and our ability to receive a CE mark, and the success of our collaboration with Prognos Health, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov.

Investor Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com

(310) 691-7100

BIOCEPT, INC.

CONDENSED BALANCE SHEETS

	December 31,	March 31,

	2018	2019

		(unaudited)
ASSETS
Cash	$3,423,373	$14,762,198
Accounts receivable, net	1,574,325	1,877,861
Inventories, net	587,222	577,284
Prepaid expenses and other current assets	425,961	270,248
TOTAL CURRENT ASSETS	6,010,881	17,487,591
FIXED ASSETS, NET	2,739,422	1,292,061
LEASE RIGHT-OF-USE ASSETS	—	3,112,280
TOTAL ASSETS	$8,750,303	$21,891,932
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES, NET	$4,609,647	$6,425,604
NON-CURRENT LIABILITIES, NET	1,098,137	1,452,244
TOTAL LIABILITIES	5,707,784	7,877,848
SHAREHOLDERS’ EQUITY	3,042,519	14,014,084
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,750,303	$21,891,932

BIOCEPT, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended March 31,
	2018	2019
	(unaudited)	(unaudited)
NET REVENUES	$806,943	$1,024,239
COSTS AND EXPENSES
Cost of revenues	$2,434,886	$2,599,364
Research and development expenses	1,070,581	1,223,291
General and administrative expenses	1,938,664	1,681,837
Sales and marketing expenses	1,636,542	1,374,560
Total costs and expenses	7,080,673	6,879,052
LOSS FROM OPERATIONS	(6,273,730)	(5,854,813)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(82,674)	(61,974)
LOSS BEFORE INCOME TAXES	(6,356,404)	(5,916,787)
INCOME TAXES	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(6,356,404)	$(5,916,787)
Deemed dividend related to warrants down round provision	—	(99,743)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,356,404)	$(6,016,530)
NET LOSS PER SHARE
- Basic	$(3.33)	$(0.61)
- Diluted	$(3.33)	$(0.61)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	1,911,282	9,792,093
- Diluted	1,911,282	9,792,093

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